Exhibit 99.1

U.S. PATENT OFFICE ALLOWS CVBT’S PATENT APPLICATION

FOR THE INJECTION OF FGF-1 INTO THE HUMAN HEART

Las Vegas, NV January 9, 2007 – CardioVascular BioTherapeutics, Inc. (OTCBB:CVBT) today announced that the U.S. Patent and Trademark Office allowed CVBT’s patent application entitled, “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis.” This patent describes the technology to produce human Acidic Fibroblast Growth Factor, also known as Fibroblast Growth Factor-1 (FGF-1), its delivery via direct injection into the heart muscle, and the therapeutic utility of this protein in the heart as an agent to stimulate new blood vessel growth, a process called angiogenesis.

“The technology covered by this patent involves the injection of our protein drug candidate directly into the damaged heart muscle of patients suffering from coronary artery disease,” stated Thomas J. Stegmann, M.D., Chief Medical Officer and Co-President of CVBT. “As a cardiovascular surgeon, I believe that this may be the most effective means to increase blood flow into the heart muscle of patients afflicted with diffuse coronary artery disease. Several previous clinical trials by others where the therapeutic agent was administered into the coronary artery, or delivered as a gene therapy treatment, appear to have failed because they were either unsafe or did not meet their primary efficacy endpoints.”

Daniel Montano, Chief Executive Officer and Co-President of CVBT stated, “The allowance of this patent provides CVBT with tremendous opportunity over the next 12 years to effectively treat severe coronary artery disease. We feel a growing body of evidence indicates that for angiogenesis therapy in the heart to work optimally, the angiogenic agent must be a protein, and that this protein should be injected directly into the heart muscle, two critical points covered in our patent.”

Coronary heart disease, the most common form of cardiovascular disease, is the number one cause of death in the U.S. and Europe. The disease causes a reduction in blood flow that can result in chest pain, a heart attack or death. According to the American Heart Association, 15.8 million Americans suffer from coronary heart disease.

About CardioVascular BioTherapeutics

CVBT is a biopharmaceutical company developing formulations of its active pharmaceutical ingredient (API), Fibroblast Growth Factor-1, to treat a number of diseases characterized by inadequate blood flow to a tissue or organ. In addition to its cardiac clinical trial of FGF-1 (CVBT-141A) in Limited-Option Heart Patients, the Company is conducting FDA-authorized clinical trials of FGF-1 (CVBT-141B) for dermal wound healing in diabetics, and peripheral artery disease (CVBT-141C).

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This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding expectations for new research, progress with clinical trials or future business initiatives are forward-looking statements. Factors that might affect actual outcomes include, but are not limited to, results of future clinical and pre-clinical trials, differences in patient outcomes, FDA approval of CVBT drug candidates, market acceptance of CVBT products by customers, new developments in the industry, future revenues, future expenses, future margins, cash usage and financial performance. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the Securities and Exchange Commission.

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SOURCE: CardioVascular BioTherapeutics, Inc.